Exhibit 5.1

Reynolds American Inc.

401 North Main Street

Winston-Salem, North Carolina 27102-2990

October 17, 2014

Reynolds American Inc.

401 North Main Street

Winston-Salem, North Carolina 27102-2990

Re:	105,072,472 Shares of Common Stock Issuable Pursuant to the Merger Agreement

Ladies and Gentlemen:

I am acting in my capacity as the Senior Vice President, Deputy General Counsel and Secretary of Reynolds American Inc., a North Carolina corporation (the “Company”), in connection with the accompanying Registration Statement on Form S-4 (the “Registration Statement”) relating to the issuance and sale of up to 105,072,472 shares (the “Shares”) of Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”), pursuant to the Agreement and Plan of Merger, dated as of July 15, 2014 (the “Merger Agreement”), among the Company, Lorillard, Inc., a Delaware corporation (“Lorillard”), and Lantern Acquisition Co., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), which provides for the merger of Merger Sub with and into Lorillard, with Lorillard continuing as the surviving corporation and a wholly owned subsidiary of the Company. This opinion is provided pursuant to the requirements of Item 21 of Form S-4 and Item 601(b)(5) of Regulation S-K.

In rendering this opinion, I have examined the Registration Statement, its exhibits and such other documents and records, including an examination of originals or copies certified or otherwise identified to my satisfaction, and matters of law as I have deemed necessary for purposes of this opinion.

Based upon the foregoing and subject to the limitations and qualifications stated herein, I am of the opinion that the Shares have been authorized by all necessary corporate action of the Company and, when issued pursuant to the terms of the Merger Agreement, as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

In rendering the opinion set forth above, I have assumed that: (1) the Registration Statement, and any amendments thereto, will have become effective (and will remain effective at the time of the issuance of the Shares), (2) the resolutions authorizing the Company to issue, offer and sell the Shares will remain in full force and effect at all times at which the Shares are offered or sold by the Company, and (3) the shareholders of the Company will have approved the issuance of the Shares pursuant to the terms of the Merger Agreement, as contemplated by the Registration Statement.

My examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly the opinion herein is limited to, the laws of the State of North Carolina. I express no opinion with respect to any law of any other jurisdiction.

October 17, 2014

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Legal Matters” in the Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ McDara P. Folan, III
McDara P. Folan, III
Senior Vice President, Deputy General Counsel and Secretary